Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated June 13, 2025 relating to the financial statements of AI Infrastructure Acquisition Corp. as of May 31, 2025, and for the period from May 13, 2025 (inception) through May 31, 2025, appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

September 22, 2025